CARR & WADDOUPS ATTORNEYS AT LAW, L.L.C.
TRENT J. WADDOUPS	609 JUDGE BUILDING	TELEPHONE (801) 363-0888
TAYLOR D. CARR (1944 – 2001)	8 EAST BROADWAY	FACSIMILE (801) 363-8512
SALT LAKE CITY, UTAH 84111

November 28, 2007

Email: trent@cw-law.net

ADS Media Group, Inc.

12758 Cimarron Path, Suite B-128

San Antonio, Texas 78249-3426

RE: Legal opinion

Dear Sirs:

We have been retained by ADS Media Group, Inc., (the “Company”), in connection with the registration statement for resell, pursuant to an SB-2 Registration Statement, filed with the Securities and Exchange Commission, of 7,037,276 shares of common stock (5,781,062 shares of common stock and 1,256,214 warrants with an exercise price of $0.80 per share) of the Company (the “Shares”), issued equally to two shareholders, Roaring Fork Capital SBIC, L.P., a Delawares limited partnership, and Charter ADS Media, L.P., a Texas limited partnership (the “Shareholders”), pursuant to an Amended and Restated Stock Purchase Agreement, originally dated June 16, 2006, and Amended and Restated on October 25, 2006. You have requested that we render an opinion as to whether the common stock as proposed to be registered on the terms set forth in the Registration Statement is validly issued, fully paid and non-assessable.

In connection with this engagement, we have examined the following:

•	Our previous opinion letter dated May 9, 2007, issued in connection with the first registration statement regarding the venture capital shares.

•	Draft Form SB-2 for the remaining venture capital shares.

•	Draft Form S-8 for the stock option plan

•	Amended and restated stock purchase agreement related to the shares, dated June 26, 2006, and amended and restated on October 25, 2006.

•	Amendment No. 1 to the amended and restated stock purchase agreement, dated February 15, 2007.

•	The Company’s bylaws.

•	Warrant agreements with the shareholders dated June 20, 2006, and October 25, 2006.

•	Form 10-KSB for the year ended December 31, 2006, filed with the SEC on April 2, 2007.

•	Form 10-QSB for the quarter ended June 30, 2006, filed with the SEC on August 14, 2007.

•	Consents of the board of directors of the company, authorizing sale and issuance of the shares and adopting the stock option plan.

We have examined such other corporate records and documents and have made such other examinations ass we deemed relevant.

Based upon the above examination, we are of the opinion that the Shares, as identified above, are validly authorized, issued, fully paid, and non-assessable. We hereby consent to being named in the SB-2 Registration Statement as having rendered the foregoing opinion.

Very truly yours,

CARR & WADDOUPS

/s/ Trent J. Waddoups

Trent J. Waddoups